Exhibit 99.1

news release	FOR IMMEDIATE RELEASE

Contacts at the Companies:

Aegis Communication Group, Inc	Herman M. Schwarz - President & CEO	(678) 443-6511
Deutsche Bank	Juanita Gutierrez-Press Office	(212) 250-4592
Essar Group	Madhu S. Vuppuluri	(212) 758-5520

Aegis Communications Group Terminates Merger Agreement with AllServe;
Announces Investment by Deutsche Bank and Essar Group

IRVING, TEXAS — November 5, 2003 — Aegis Communications Group, Inc. (OTC Bulletin Board: AGIS) announced today that it has terminated its pending agreement to be acquired by AllServe Systems, PLC in accordance with the terms and conditions of the merger agreement and has signed definitive documents to effect today an investment in Aegis by Deutsche Bank AG – London and the Essar Group, a $4 billion holding company based in Mumbai, India. Aegis’ Board of Directors responded to an unsolicited acquisition proposal from Deutsche Bank/Essar and determined, after consultation with its financial advisor and taking into account all legal, financial, regulatory and other aspects of the proposal, that the Deutsche Bank/Essar transaction would result in a more favorable outcome for the stockholders and debt holders of Aegis than the transaction with AllServe.

Deutsche Bank and Essar are providing equal portions of a $28.231 million investment in Aegis in return for secured promissory notes and warrants to purchase up to 80 percent of the common stock of Aegis.

After a comprehensive process managed by SunTrust Robinson Humphrey, Aegis’ Board of Directors determined that the Deutsche Bank/Essar Group offer was a superior proposal and that its fiduciary duties required it to accept the Deutsche Bank/Essar Group proposal rather than closing the pending transaction with AllServe. In contrast to the proposed AllServe deal, this transaction will result in Aegis remaining a publicly traded company with at least 20 percent of the equity initially remaining in the hands of the current preferred and common shareholders.  It is believed that the current unaffiliated common shareholders will hold as much as approximately four percent of the equity of the newly capitalized Aegis.

In accordance with the terms of its existing senior and subordinated loans, as well as the terms of the agreements with Deutsche Bank/Essar Group, Aegis will be required to repay or otherwise retire its obligations to various lenders from the proceeds of this transaction.  The costs of the transaction, including the expenses of Deutsche Bank/Essar will also be paid out of these proceeds to the extent possible, with any remaining amounts covered by the company.  Initially and until Aegis’s Certificate of Incorporation is amended to increase the number of authorized shares to cover all of the warrants acquired or to be acquired by Deutsche Bank/Essar, Deutsche Bank and Essar will have warrants representing about 35% of the common stock of Aegis on a fully diluted basis.  This takes into account the conversion or cancellation of shares held by current preferred shareholders.  Holders of sufficient shares to accomplish the necessary amendment of the Articles of Incorporation have already approved this amendment by written consent.  The Company anticipates circulating shortly an information statement to stockholders in accordance with Regulation 14C of the Securities Exchange Act of 1934.

“I am extremely grateful to our directors who have spent considerable time and effort over the past several weeks conducting their fiduciary responsibilities and in the end have provided a result that is best for all of our stakeholders including our shareholders, creditors, clients and employees” commented Herman Schwarz, President and CEO of Aegis.  “The fact that two extremely large and highly respected organizations like Deutsche Bank and the Essar Group combined forces to make an investment in Aegis should reflect the inherent value in our company and our bright prospects for the future,” continued Mr. Schwarz. “We are excited about the opportunities that we will have to leverage the brand recognition of our new owners and in utilizing their resources to open off-shore capacity and penetrate new markets.  This is a day that we expect to reflect back on as the starting point for generating significant market value in our company.”

“We are delighted to be partnering with Deutsche Bank in this important investment and together we expect to be able to add significant value to the operations of Aegis” said Madhu Vuppuluri, spokesperson for the Essar Group. “This investment is part of the Essar Group’s strategy to expand its presence in the global telecom and teleservices industry.”

Aegis Profile

Aegis Communications Group, Inc. (Aegis) is a marketing services company that shows companies how to make customer care and acquisition more profitable. Aegis’ services are provided to a blue chip, multinational client portfolio through a network of client service centers employing approximately 4,300 people and utilizing over 5,100 production workstations. Further information regarding Aegis and its services can be found on its website at www.aegiscomgroup.com.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this document that are not based on historical facts are “forward-looking statements”.  Terms such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “predicts”, “may”, “should”, “will”, the negative thereof and similar expressions are intended to identify forward-looking statements.  Such statements are by nature subject to uncertainties and risks, including but not limited to: the Company’s reliance on certain major clients; unanticipated losses of or delays in implementation of client programs; higher than anticipated implementation costs associated with new client programs; the successful combination of revenue growth with operating expense reduction to result in improved profitability and cash flow; government regulation and tax policy; economic conditions; competition and pricing; dependence on the Company’s labor force; reliance on technology; telephone and internet service dependence; the ability, means, and financial markets willingness to finance our operations; and other operational, financial or legal risks or uncertainties detailed in the Company’s SEC filings from time to time.  Should one or more of these uncertainties or risks materialize, actual results may differ materially from those described in the forward-looking statements. The Company does not intend to update any of those forward–looking statements.